Exhibit 99.1

GOOGLE ANNOUNCES FOURTH QUARTER AND FISCAL YEAR 2010

RESULTS AND MANAGEMENT CHANGES

MOUNTAIN VIEW, Calif. – January 20, 2011 – Google Inc. (NASDAQ: GOOG) today announced financial results for the quarter and the fiscal year ended December 31, 2010.

“Q4 marked a terrific end to a stellar year,” said Eric Schmidt, CEO of Google. “Our strong performance has been driven by a rapidly growing digital economy, continuous product innovation that benefits both users and advertisers, and by the extraordinary momentum of our newer businesses, such as display and mobile. These results give us the optimism and confidence to invest heavily in future growth — investments that will benefit our users, Google and the wider web.”

In addition, Google has also announced plans to streamline decision making and create clearer lines of responsibility and accountability at the top of the company.

•	Starting from April 4, Larry Page, Google Co-Founder, will take charge of Google’s day-to-day operations as Chief Executive Officer.

•	Sergey Brin, Google Co-Founder, will devote his energy to strategic projects, in particular working on new products.

•

Eric Schmidt will assume the role of Executive Chairman, focusing externally on deals, partnerships, customers and broader business relationships, government outreach and technology thought leadership — all of which are increasingly important given Google’s global reach. Internally, he will continue to act as an advisor to Larry and Sergey.

Commenting on these changes, Eric said: “We’ve been talking about how best to simplify our management structure and speed up decision making for a long time. By clarifying our individual roles we’ll create clearer responsibility and accountability at the top of the company. In my clear opinion, Larry is ready to lead and I’m excited about working with both him and Sergey for a long time to come.”

Larry said: “Eric has clearly done an outstanding job leading Google for the last decade. The results speak for themselves. There is no other CEO in the world that could have kept such headstrong founders so deeply involved and still run the business so brilliantly. Eric is a tremendous leader and I have learned innumerable lessons from him. His advice and efforts will be invaluable to me as I start in this new role. Google still has such incredible opportunity — we are only at the beginning and I can’t wait to get started.”

Q4 Financial Summary

Google reported revenues of $8.44 billion for the quarter ended December 31, 2010, an increase of 26% compared to the fourth quarter of 2009. Google reports its revenues, consistent with GAAP, on a gross basis without deducting traffic acquisition costs (TAC). In the fourth quarter of 2010, TAC totaled $2.07 billion, or 25% of advertising revenues.

Google reports operating income, operating margin, net income, and earnings per share (EPS) on a GAAP and non-GAAP basis. The non-GAAP measures, as well as free cash flow, an alternative non-GAAP measure of liquidity, are described below and are reconciled to the corresponding GAAP measures in the accompanying financial tables.

•

GAAP operating income in the fourth quarter of 2010 was $2.98 billion, or 35% of revenues. This compares to GAAP operating income of $2.48 billion, or 37% of revenues, in the fourth quarter of 2009. Non-GAAP operating income in the fourth quarter of 2010 was $3.38 billion, or 40% of revenues. This compares to non-GAAP operating income of $2.76 billion, or 41% of revenues, in the fourth quarter of 2009.

•

GAAP net income in the fourth quarter of 2010 was $2.54 billion, compared to $1.97 billion in the fourth quarter of 2009. Non-GAAP net income in the fourth quarter of 2010 was $2.85 billion, compared to $2.19 billion in the fourth quarter of 2009.

•

GAAP EPS in the fourth quarter of 2010 was $7.81 on 326 million diluted shares outstanding, compared to $6.13 in the fourth quarter of 2009 on 322 million diluted shares outstanding. Non-GAAP EPS in the fourth quarter of 2010 was $8.75, compared to $6.79 in the fourth quarter of 2009.

•

Non-GAAP operating income and non-GAAP operating margin exclude the expenses related to stock-based compensation (SBC). Non-GAAP net income and non-GAAP EPS exclude the expenses related to SBC and the related tax benefits. In the fourth quarter of 2010, the charge related to SBC was $396 million, compared to $276 million in the fourth quarter of 2009. The tax benefit related to SBC was $89 million in the fourth quarter of 2010 and $62 million in the fourth quarter of 2009.

Q4 Financial Highlights

Revenues – Google reported revenues of $8.44 billion in the fourth quarter of 2010, representing a 26% increase over fourth quarter 2009 revenues of $6.67 billion. Google reports its revenues, consistent with GAAP, on a gross basis without deducting TAC.

Google Sites Revenues – Google-owned sites generated revenues of $5.67 billion, or 67% of total revenues, in the fourth quarter of 2010. This represents a 28% increase over fourth quarter 2009 revenues of $4.42 billion.

Google Network Revenues – Google’s partner sites generated revenues, through AdSense programs, of $2.50 billion, or 30% of total revenues, in the fourth quarter of 2010. This represents a 22% increase from fourth quarter 2009 network revenues of $2.04 billion.

International Revenues – Revenues from outside of the United States totaled $4.38 billion, representing 52% of total revenues in the fourth quarter of 2010, compared to 52% in the third quarter of 2010 and 53% in the fourth quarter of 2009. Excluding gains related to our foreign exchange risk management program, had foreign exchange rates remained constant from the third quarter of 2010 through the fourth quarter of 2010, our revenues in the fourth quarter of 2010 would have been $201 million lower. Excluding gains related to our foreign exchange risk management program, had foreign exchange rates remained constant from the fourth quarter of 2009 through the fourth quarter of 2010, our revenues in the fourth quarter of 2010 would have been $132 million higher.

•	Revenues from the United Kingdom totaled $878 million, representing 10% of revenues in the fourth quarter of 2010, compared to 12% in the fourth quarter of 2009.

•	In the fourth quarter of 2010, we recognized a benefit of $25 million to revenues through our foreign exchange risk management program, compared to $8 million in the fourth quarter of 2009.

Paid Clicks – Aggregate paid clicks, which include clicks related to ads served on Google sites and the sites of our AdSense partners, increased approximately 18% over the fourth quarter of 2009 and increased approximately 11% over the third quarter of 2010.

Cost-Per-Click – Average cost-per-click, which includes clicks related to ads served on Google sites and the sites of our AdSense partners, increased approximately 5% over the fourth quarter of 2009 and increased approximately 4% over the third quarter of 2010.

TAC – Traffic Acquisition Costs, the portion of revenues shared with Google’s partners, increased to $2.07 billion in the fourth quarter of 2010, compared to TAC of $1.72 billion in the fourth quarter of 2009. TAC as a percentage of advertising revenues was 25% in the fourth quarter of 2010, compared to 27% in the fourth quarter of 2009.

The majority of TAC is related to amounts ultimately paid to our AdSense partners, which totaled $1.74 billion in the fourth quarter of 2010. TAC also includes amounts ultimately paid to certain distribution partners and others who direct traffic to our website, which totaled $333 million in the fourth quarter of 2010.

Other Cost of Revenues – Other cost of revenues, which is comprised primarily of data center operational expenses, amortization of intangible assets, content acquisition costs as well as credit card processing charges, increased to $877 million, or 10% of revenues, in the fourth quarter of 2010, compared to $688 million, or 10% of revenues, in the fourth quarter of 2009.

Operating Expenses – Operating expenses, other than cost of revenues, were $2.51 billion in the fourth quarter of 2010, or 30% of revenues, compared to $1.78 billion in the fourth quarter of 2009, or 27% of revenues.

Stock-Based Compensation (SBC) – In the fourth quarter of 2010, the total charge related to SBC was $396 million, compared to $276 million in the fourth quarter of 2009.

We currently estimate SBC charges for grants to employees prior to January 1, 2011 to be approximately $1.6 billion for 2011. This estimate does not include expenses to be recognized related to employee stock awards that are granted after December 31, 2010 or non-employee stock awards that have been or may be granted.

Operating Income – GAAP operating income in the fourth quarter of 2010 was $2.98 billion, or 35% of revenues. This compares to GAAP operating income of $2.48 billion, or 37% of revenues, in the fourth quarter of 2009. Non-GAAP operating income in the fourth quarter of 2010 was $3.38 billion, or 40% of revenues. This compares to non-GAAP operating income of $2.76 billion, or 41% of revenues, in the fourth quarter of 2009.

Interest and Other Income, Net – Interest and other income, net increased to $160 million in the fourth quarter of 2010, compared to $88 million in the fourth quarter of 2009.

Income Taxes – Our effective tax rate was 19% for the fourth quarter of 2010.

Net Income – GAAP net income in the fourth quarter of 2010 was $2.54 billion, compared to $1.97 billion in the fourth quarter of 2009. Non-GAAP net income was $2.85 billion in the fourth quarter of 2010, compared to $2.19 billion in the fourth quarter of 2009. GAAP EPS in the fourth quarter of 2010 was $7.81 on 326 million diluted shares outstanding, compared to $6.13 in the fourth quarter of 2009 on 322 million diluted shares outstanding. Non-GAAP EPS in the fourth quarter of 2010 was $8.75, compared to $6.79 in the fourth quarter of 2009.

Cash Flow and Capital Expenditures – Net cash provided by operating activities in the fourth quarter of 2010 totaled $3.53 billion, compared to $2.73 billion in the fourth quarter of 2009. In the fourth quarter of 2010, capital expenditures were $2.55 billion, which was primarily related to the purchase of our office building in New York City, as well as IT infrastructure investments, including data centers, servers, and networking equipment. Free cash flow, an alternative non-GAAP measure of liquidity, is defined as net cash provided by operating activities less capital expenditures. In the fourth quarter of 2010, free cash flow was $981 million.

We expect to continue to make significant capital expenditures.

A reconciliation of free cash flow to net cash provided by operating activities, the GAAP measure of liquidity, is included at the end of this release.

Cash – As of December 31, 2010, cash, cash equivalents, and marketable securities were $35.0 billion.

Headcount – On a worldwide basis, Google employed 24,400 full-time employees as of December 31, 2010, up from 23,331 full-time employees as of September 30, 2010.

WEBCAST AND CONFERENCE CALL INFORMATION

A live audio webcast of Google’s fourth quarter and fiscal year 2010 earnings release call will be available at http://investor.google.com/webcast.html. The call begins today at 1:30 PM (PT) / 4:30 PM (ET). This press release, the financial tables, as well as other supplemental information including the reconciliations of certain non-GAAP measures to their nearest comparable GAAP measures, are also available on that site.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements that involve risks and uncertainties. These statements include statements regarding our continued investments in our core areas of strategic focus, our expected stock-based compensation charges, and our plans to make significant capital expenditures. Actual results may differ materially from the results predicted, and reported results should not be considered as an indication of future performance. The potential risks and uncertainties that could cause actual results to differ from the results predicted include, among others, unforeseen changes in our hiring patterns and our need to expend capital to accommodate the growth of the business, as well as those risks and uncertainties included under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the year ended December 31, 2009, and our most recent Quarterly Report on Form 10-Q for the quarter ended September 30, 2010, which are on file with the SEC, and are available on our investor relations website at investor.google.com and on the SEC website at www.sec.gov. Additional information will also be set forth in our Annual Report on Form 10-K for the year ended December 31, 2010, which we expect to file with the SEC in February 2011. All information provided in this release and in the attachments is as of January 20, 2011, and Google undertakes no duty to update this information.

ABOUT NON-GAAP FINANCIAL MEASURES

To supplement our consolidated financial statements, which statements are prepared and presented in accordance with GAAP, we use the following non-GAAP financial measures: non-GAAP operating income, non-GAAP operating margin, non-GAAP net income, non-GAAP EPS, and free cash flow. The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. For more information on these non-GAAP financial measures, please see the tables captioned “Reconciliations of non-GAAP results of operations measures to the nearest comparable GAAP measures” and “Reconciliation from net cash provided by operating activities to free cash flow” included at the end of this release.

We use these non-GAAP financial measures for financial and operational decision making and as a means to evaluate period-to-period comparisons. Our management believes that these non-GAAP financial measures provide meaningful supplemental information regarding our performance and liquidity by excluding certain expenses and expenditures that may not be indicative of our “recurring core business operating results,” meaning our operating performance excluding not only non-cash charges, such as stock-based compensation, but also discrete cash charges that are infrequent in nature. We believe that both management and investors benefit from referring to these non-GAAP financial measures in assessing our performance and when planning, forecasting, and analyzing future periods. These non-GAAP financial measures also facilitate management’s internal comparisons to our historical performance and liquidity as well as comparisons to our competitors’ operating results. We believe these non-GAAP financial measures are useful to investors both because (1) they allow for greater transparency with respect to key metrics used by management in its financial and operational decision making and (2) they are used by our institutional investors and the analyst community to help them analyze the health of our business.

Non-GAAP operating income and operating margin. We define non-GAAP operating income as operating income plus stock-based compensation. Non-GAAP operating margin is defined as non-GAAP operating income divided by revenues. Google considers these non-GAAP financial measures to be useful metrics for management and investors because they exclude the effect of stock-based compensation so that Google’s management and investors can compare Google’s recurring core business operating results over multiple periods. Because of varying available valuation methodologies, subjective assumptions and the variety of award types that companies can use under ASC Topic 718, Google’s management believes that providing a non-GAAP financial measure that excludes stock-based compensation allows investors to make meaningful comparisons between Google’s recurring core business operating results and those of other companies, as well as providing Google’s management with an important tool for financial and operational decision making and for evaluating Google’s own recurring core business operating results over different periods of time. There are a number of limitations related to the use of non-GAAP operating income versus operating income calculated in accordance with GAAP. First, non-GAAP operating income excludes some costs, namely, stock-based compensation, that are recurring. Stock-based compensation has been and will continue to be for the foreseeable future a significant recurring expense in Google’s business. Second, stock-based compensation is an important part of our employees’ compensation and impacts their performance. Third, the components of the costs that we exclude in our calculation of non-GAAP operating income may differ from the components that our peer companies exclude when they report their results of operations. Management compensates for these limitations by providing specific information regarding the GAAP amounts excluded from non-GAAP operating income and evaluating non-GAAP operating income together with operating income calculated in accordance with GAAP.

Non-GAAP net income and EPS. We define non-GAAP net income as net income plus stock-based compensation less the related tax effects. We define non-GAAP EPS as non-GAAP net income divided by the weighted average outstanding shares, on a fully-diluted basis. We consider these non-GAAP financial measures to be a useful metric for management and investors for the same reasons that Google uses non-GAAP operating income and non-GAAP operating margin. However, in order to provide a complete picture of our recurring core business operating results, we exclude from non-GAAP net income and non-GAAP EPS the tax effects associated with stock-based compensation. Without excluding these tax effects, investors would only see the gross effect that excluding these expenses had on our operating results. The same limitations described above regarding Google’s use of non-GAAP operating income and non-GAAP operating margin apply to our use of non-GAAP net income and non-GAAP EPS. Management compensates for these limitations by providing specific information regarding the GAAP amounts excluded from non-GAAP net income and non-GAAP EPS and evaluating non-GAAP net income and non-GAAP EPS together with net income and EPS calculated in accordance with GAAP.

Free cash flow. We define free cash flow as net cash provided by operating activities minus capital expenditures. We consider free cash flow to be a liquidity measure that provides useful information to management and investors about the amount of cash generated by the business that, after the acquisition of property and equipment, including information technology infrastructure and land and buildings, can be used for strategic opportunities, including investing in our business, making strategic acquisitions, and strengthening the balance sheet. Analysis of free cash flow also facilitates management’s comparisons of our operating results to competitors’ operating results. A limitation of using free cash flow versus the GAAP measure of net cash provided by operating activities as a means for evaluating Google is that free cash flow does not represent the total increase or decrease in the cash balance from operations for the period because it excludes cash used for capital expenditures during the period. Our management compensates for this limitation by providing information about our capital expenditures on the face of the cash flow statement and under the caption “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Quarterly Report on Form 10-Q and Annual Report on Form 10-K. Google has computed free cash flow using the same consistent method from quarter to quarter and year to year.

The accompanying tables have more details on the GAAP financial measures that are most directly comparable to non-GAAP financial measures and the related reconciliations between these financial measures.

Investor Relations:

Jane Penner

650-214-1624

jcpenner@google.com

Corporate Communications:

Poornima Gupta

650-253-3850

poornimag@google.com

Google Inc.

CONSOLIDATED BALANCE SHEETS

(In millions)

	As of December 31, 2009*	As of December 31, 2010
		(unaudited)
Assets
Current assets:
Cash and cash equivalents	$10,198	$13,630
Marketable securities	14,287	21,345
Accounts receivable, net of allowance	3,178	4,252
Receivable under reverse repurchase agreements	—	750
Deferred income taxes, net	644	259
Income taxes receivable, net	23	—
Prepaid revenue share, expenses and other assets	837	1,326

Total current assets	29,167	41,562
Prepaid revenue share, expenses and other assets, non-current	415	442
Deferred income taxes, net, non-current	263	265
Non-marketable equity securities	129	523
Property and equipment, net	4,845	7,759
Intangible assets, net	775	1,044
Goodwill	4,903	6,256

Total assets	$40,497	$57,851

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$216	$483
Short-term debt	—	3,465
Accrued compensation and benefits	982	1,410
Accrued expenses and other current liabilities	570	961
Accrued revenue share	694	885
Securities lending payable	—	2,361
Deferred revenue	285	394
Income taxes payable, net	—	37

Total current liabilities	2,747	9,996

Deferred revenue, non-current	42	35
Income taxes payable, non-current	1,392	1,200
Other long-term liabilities	312	379

Stockholders’ equity:
Common stock and additional paid-in capital	15,817	18,235
Accumulated other comprehensive income	105	138
Retained earnings	20,082	27,868

Total stockholders’ equity	36,004	46,241

Total liabilities and stockholders’ equity	$40,497	$57,851

*	Derived from audited financial statements.

Google Inc.

CONSOLIDATED STATEMENTS OF INCOME

(In millions, except share amounts which are reflected in thousands and per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2009	2010	2009*	2010
	(unaudited)			(unaudited)

Revenues	$6,674	$8,440	$23,651	$29,321

Costs and expenses:
Cost of revenues (including stock-based compensation expense of $6, $45, $47, $67)	2,408	2,946	8,844	10,417
Research and development (including stock-based compensation expense of $179, $224, $725, $861)	736	1,051	2,843	3,762
Sales and marketing (including stock-based compensation expense of $52, $76, $231, $261)	583	902	1,984	2,799
General and administrative (including stock-based compensation expense of $39, $51, $161, $187)	466	559	1,668	1,962

Total costs and expenses	4,193	5,458	15,339	18,940

Income from operations	2,481	2,982	8,312	10,381
Interest and other income, net	88	160	69	415

Income before income taxes	2,569	3,142	8,381	10,796
Provision for income taxes	595	599	1,861	2,291

Net income	$1,974	$2,543	$6,520	$8,505

Net income per share - basic	$6.22	$7.95	$20.62	$26.69

Net income per share - diluted	$6.13	$7.81	$20.41	$26.31

Shares used in per share calculation - basic	317,237	319,946	316,221	318,702

Shares used in per share calculation - diluted	322,163	325,536	319,416	323,251

*	Derived from audited financial statements.

Google Inc.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In millions)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2009	2010	2009*	2010
	(unaudited)			(unaudited)
Operating activities
Net income	$1,974	$2,543	$6,520	$8,505
Adjustments:
Depreciation and amortization of property and equipment	297	280	1,240	1,067
Amortization of intangibles and other assets	68	101	284	329
Stock-based compensation expense	276	396	1,164	1,376
Excess tax benefits from stock-based award activities	(26)	(51)	(90)	(94)
Deferred income taxes	20	(14)	(268)	9
Other	6	(5)	(20)	(12)
Changes in assets and liabilities, net of effects of acquisitions:
Accounts receivable	(377)	(673)	(504)	(1,129)
Income taxes, net	120	397	217	102
Prepaid revenue share, expenses and other assets	(51)	(59)	262	(414)
Accounts payable	25	(42)	34	272
Accrued expenses and other liabilities	257	429	243	745
Accrued revenue share	101	145	158	214
Deferred revenue	41	79	76	111

Net cash provided by operating activities	2,731	3,526	9,316	11,081

Investing activities
Purchases of property and equipment	(221)	(2,545)	(810)	(4,018)
Purchases of marketable securities	(9,552)	(6,396)	(29,139)	(43,985)
Maturities and sales of marketable securities	5,087	6,730	22,103	37,099
Investments in non-marketable equity securities	(19)	(55)	(65)	(320)
Cash collateral received (returned) related to securities lending	—	(500)	—	2,361
Investments in reverse repurchase agreements	—	125	—	(750)

Acquisitions, net of cash acquired, and purchases of intangibles and other assets	(68)	(208)	(108)	(1,067)

Net cash used in investing activities	(4,773)	(2,849)	(8,019)	(10,680)

Financing activities
Net proceeds related to stock-based award activities	132	359	143	294
Excess tax benefits from stock-based award activities	26	51	90	94
Repurchase of common stock in connection with acquisitions	—	—	—	(801)
Proceeds from issuance of short-term debt	—	2,702	—	5,246
Repayments of short-term debt	—	(1,360)	—	(1,783)

Net cash provided by financing activities	158	1,752	233	3,050

Effect of exchange rate changes on cash and cash equivalents	(5)	(56)	11	(19)

Net increase (decrease) in cash and cash equivalents	(1,889)	2,373	1,541	3,432
Cash and cash equivalents at beginning of period	12,087	11,257	8,657	10,198

Cash and cash equivalents at end of period	$10,198	$13,630	$10,198	$13,630

*	Derived from audited financial statements.

Reconciliations of non-GAAP results of operations measures to the nearest comparable GAAP measures

The following table presents certain non-GAAP results before certain material items (in millions, except share amounts which are reflected in thousands and per share amounts, unaudited):

	Three Months Ended December 31, 2009						Three Months Ended December 31, 2010
	GAAP	Operating Margin (a)	Adjustments		Non-GAAP Results	Non-GAAP Operating Margin (b)	GAAP	Operating Margin (a)	Adjustments		Non-GAAP Results	Non-GAAP Operating Margin (b)

			$276	(c)					$396	(d)

Income from operations	$2,481	37.2%	$276		$2,757	41.3%	$2,982	35.3%	$396		$3,378	40.0%

			$276	(c)					$396	(d)
			(62	)(e)					(89	)(e)

Net income	$1,974		$214		$2,188		$2,543		$307		$2,850

Net income per share - diluted	$6.13				$6.79		$7.81				$8.75

Shares used in per share calculation - diluted	322,163				322,163		325,536				325,536

(a)	Operating margin is defined as income from operations divided by revenues.
(b)	Non-GAAP operating margin is defined as non-GAAP income from operations divided by revenues.
(c)	To eliminate $276 million of stock-based compensation expense recorded in the fourth quarter of 2009.
(d)	To eliminate $396 million of stock-based compensation expense recorded in the fourth quarter of 2010.
(e)	To eliminate income tax effects related to expenses noted in (c) and (d).

Reconciliation from net cash provided by operating activities to free cash flow (in millions, unaudited):

Three Months Ended December 31, 2010

Net cash provided by operating activities	$3,526

Less purchases of property and equipment	(2,545)

Free cash flow	$981

Net cash used in investing activities*	$(2,849)

Net cash provided by financing activities	$1,752

*	includes purchases of property and equipment.

The following table presents our revenues by revenue source (in millions, unaudited):

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2009	2010	2009	2010

Advertising revenues:
Google web sites	$4,421	$5,672	$15,723	$19,444
Google Network web sites	2,044	2,495	7,166	8,792

Total advertising revenues	6,465	8,167	22,889	28,236
Other revenues	209	273	762	1,085

Revenues	$6,674	$8,440	$23,651	$29,321

The following table presents our revenues, by revenue source, as a percentage of total revenues (unaudited):

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2009	2010	2009	2010

Advertising revenues:
Google web sites	66%	67%	67%	66%
Google Network web sites	31%	30%	30%	30%

Total advertising revenues	97%	97%	97%	96%
Other revenues	3%	3%	3%	4%

Revenues	100%	100%	100%	100%